EXHIBIT 21

LIST OF SUBSIDIARIES

(as of December 31, 2006)

Subsidiary of Terra Energy & Resource Technologies, Inc.

1. Terra Insight Corporation, a Delaware corporation, 100% owned

2. Terra Insight Technologies, Inc., a Delaware corporation, 100% owned

Subsidiary of Terra Insight Corporation

1. Terra Resources, Inc., a Delaware corporation, 100% owned

Subsidiaries of Terra Resources, Inc.

1. Terra Resources Operations Co., Inc., a Texas corporation, 100% owned

2. Namterra Mineral Resources Proprietary Limited, 95% owned

Equity Interests of Terra Resources, Inc.

1. Tierra Nevada Exploration Partners, LP, a Delaware limited partnership

2. New Found Oil Partners, LP, a Delaware limited partnership

3. TexTerra Exploration Partners, LP, a Delaware limited partnership